Exhibit 10.39

United Natural Foods, Inc.
Executive Severance Plan

(Established Effective October 24, 2025)

United Natural Foods, Inc. Executive Severance Plan

SECTION 1 - INTRODUCTION

1.1    History, Purpose and Effective Date
Effective October 24, 2025 (the “Effective Date”), United Natural Foods, Inc., a Delaware corporation (the “Company”), established the United Natural Foods, Inc. Executive Severance Plan (the “Plan”), for the purpose of providing severance benefits to eligible associates of the Company and its United States affiliates and subsidiaries whose employment is terminated under certain conditions. The Plan is an unfunded severance pay arrangement and an employee welfare benefit plan within the meaning of Sections 3(1) and 3(2)(B)(i) of ERISA, and is designed for a select group of management or highly compensated employees that is intended to qualify for the exemptions provided in Sections 201, 301 and 401 of ERISA and for the alternative reporting method provided in U.S. Department of Labor Reg. § 2520.104-24. This document is the Plan document and the summary plan description.
1.2    Definitions
When the following terms are used in this Plan document with initial capital letters, they shall have the following meanings:
1.2.1    “Affiliate” with respect to the Company means any corporation, partnership, joint venture or other entity during any period in which at least fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company).
1.2.2    “Annual Incentive Plan” means the annual incentive plan maintained by the Company from time to time. As of the Effective Date, the Annual Incentive Plan is the United Natural Foods, Inc. Annual Incentive Plan, as amended from time to time.
1.2.3    “Board” means the Board of Directors of the Company.
1.2.4    “Cause” means the termination of the Eligible Associate’s employment with the Company or any Affiliate due to (i) conviction of the Eligible Associate under applicable law of (A) any felony or (B) any misdemeanor involving moral turpitude, (ii) unauthorized acts intended to result in the Eligible Associate’s personal enrichment at the material expense of the Company or any of its Affiliates or their reputation, (iii) any violation of the Eligible Associate’s duties or responsibilities to the Company and its Affiliates which constitutes willful misconduct or dereliction of duty, or (iv) material breach of the Restrictive Covenants or material failure to protect Confidential Information. Notwithstanding the foregoing, an Eligible Associate’s Termination Date shall not be considered to have occurred on account of “Cause” pursuant to the circumstances described in the immediately preceding item (iv) unless the nature of the circumstances shall be set forth with reasonable particularity in a written notice to the Eligible Associate, the content and delivery of which have been approved by a majority of the membership of the Board, and the Eligible Associate shall have twenty (20) business days following delivery of such written notice to cure such alleged breach, provided that such breach is, as determined in the reasonable discretion of the Board, susceptible to a cure.
1.2.5        “Claimant” means an Eligible Associate or a Participant who makes a claim for benefits under the Plan as described in Section 4.6.
1.2.6     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.2.7     “COBRA Amount” means:
1.2.7.1        With respect to a Participant who is the Chief Executive Officer of the Company, seventy thousand dollars ($70,000);
1.2.7.2        With respect to all other Participants, thirty-five thousand dollars ($35,000).
1.2.8    “Code” means the Internal Revenue Code of 1986, as amended.
1.2.9    “Committee” means the Compensation Committee of the Board.
1.2.10    “Confidential Information” means all business-related information belonging to the Company that is proprietary and confidential in nature, regardless of whether the information is reduced to writing or is simply in the Eligible Associate’s memory, that has been provided or accessible to the Eligible Associate during the Eligible Associate’s employment with the Company, or was developed by the Eligible Associate during the Eligible Associate’s employment with the Company. Confidential Information includes trade secrets, as defined by applicable law, and information or documents that do not meet the legal definition of a “trade secret” but are still proprietary, confidential, and otherwise meet the definition of Confidential Information. Confidential Information includes, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company that the Eligible Associate knows or should know is confidential and proprietary. Confidential Information does not include information which (i) is readily ascertainable to the general public; (ii) is disclosed through no fault of the Eligible Associate; or (iii) is required to be disclosed pursuant to applicable law or regulation or the order of a governmental or regulatory body.

1.2.11    “Continuation Period” means:
1.2.11.1        With respect to a Participant who is the Chief Executive Officer of the Company, two (2) years;
1.2.11.2.    With respect to all other Participants, one (1) year.
1.2.12    “Disability” has the meaning set forth in the long-term disability component of the UNFI Health and Welfare Plan (or any successor to that plan) (the “Benefit Plan”). If the Eligible Associate has elected long-term disability coverage under the Benefit Plan and such coverage is in force as of the Eligible Associate’s Termination Date, such Eligible Associate will be considered to have a Disability when the long-term disability insurer has determined the same. If the Eligible Associate has not elected long-term disability coverage under the Benefit Plan as of the Eligible Associate’s Termination Date, the Eligible Associate’s employment cannot be terminated for Disability, and any termination of the Eligible Associate during such a period shall constitute a termination by the Company without Cause as determined by the Plan Administrator in its sole discretion.
1.2.13    “Earned Incentive Compensation” means to the extent not previously paid, the annual cash incentive bonus payable to the Participant under the Annual Incentive Plan based on the Company’s actual performance for the most recent fiscal year ended before the Participant’s Termination Date and (ii) the Pro-Rated Portion of any annual cash incentive bonus that would otherwise be payable to the Participant under the Annual Incentive Plan if the Participant remained employed by the Company, based on the actual performance for the fiscal year during which the Participant’s employment is terminated.
1.2.14    “Eligible Associate” means:
1.2.14.1    An “Executive Officer” of the Company within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934; provided, however, that if the Executive Officer is party to a Severance Agreement with the Company on the Effective Date that expires after October 23, 2025, such Executive Officer shall become an Eligible Associate on the day immediately following the date his or her Severance Agreement expires.
1.2.14.2.    Any other associate employed by the Company who is party to a Severance Agreement with the Company that expires on October 23, 2025.
1.2.15    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.2.16    “Good Reason” means, without the Eligible Associate’s express written consent, the occurrence of any one or more of the following:

1.2.16.1    The assignment of the Eligible Associate to duties materially adversely inconsistent with the Eligible Associate’s then-current duties;
1.2.16.2    A material reduction in the Eligible Associate’s title, executive authority, or reporting status;
1.2.16.3    The Company’s requirement that the Eligible Associate relocate more than fifty (50) miles from the Eligible Associate’s then-current place of employment;
1.2.16.4    A reduction by the Company in the Eligible Associate’s base salary, or the failure of the Company to pay or cause to be paid any compensation or benefits under the terms of any employee benefit plan established by the Company, and failure to restore such base salary or make such payments within five (5) days of receipt of notice from the Eligible Associate;
1.2.16.5    Failure to extend participation to the Eligible Associate in any new employee benefit plans established by the Company for similarly-situated executives generally, unless such plan relates to the payment of benefits upon a change of control or severance given that such terms are covered by this Plan or the separate change in control agreement to which the Eligible Associate is a party, or a material reduction in the Eligible Associate’s level of participation in any benefit plans of the Company; provided that a Company-wide reduction or elimination of such plans shall not give rise to a “Good Reason” termination; or
1.2.16.6    The failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform the obligations under this Plan.
An Eligible Associate’s Termination Date shall not be considered to have occurred due to the Eligible Associate’s resignation for Good Reason unless (A) within sixty (60) days of the initial occurrence of the event specified in 1.2.16.1 – 1.2.16.6 above, the Eligible Associate has given the Company written notice of such event that the Eligible Associate believes constitutes “Good Reason”, (B) the Company has not cured the Good Reason event within thirty (30) days after receiving the written notice, and (C) the Eligible Associate resigns his or her employment within ninety (90) days from the date on which the Good Reason event initially occurred.
1.2.17    “Multiple” means:
1.2.17.1.    With respect to a Participant who is the Chief Executive Officer of the Company, two (2);
1.2.17.2.    With respect to all other Participants, one (1).

1.2.18    “Participant” means an Eligible Associate whose Termination Date occurs due to the Eligible Associate’s termination by the Company or its Affiliates without Cause or due to the Eligible Associate’s resignation for Good Reason.
1.2.19    “Plan” means the United Natural Foods, Inc. Executive Severance Plan.
1.2.20    “PPACA” means the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended.
1.2.21    “Pro-Rated Portion” means the quotient of (A) and (B), where (A) equals the number of days in the fiscal year prior to a Participant’s Termination Date and (B) equals the number of days in such fiscal year.
1.2.22    “Restrictive Covenants” means restrictive covenants contained in any agreement between the Eligible Associate and the Company or any of its Affiliates (including, but not limited to, a Restrictive Covenant Agreement, or any award agreement pursuant to the United Natural Foods, Inc. 2020 Equity Incentive Plan, as such plan is amended from time to time or any successor thereto).
1.2.23    “Severance Payment Start Date” means the sixtieth (60th) day following the Termination Date.
    1.2.24    “Termination Date” means the date on which the Eligible Associate’s employment with the Company and its Affiliates terminates for any reason.
    1.2.25    “Waiver and Release” means the release of claims against the Company and its Affiliates, and other released parties, in substantially the form provided in Exhibit A hereto. The Company may modify the Waiver and Release as required or desirable, in the Company’s sole discretion, to account for legal requirements applicable to it from time to time, or for other matters determined in its sole discretion.

SECTION 2 - SEVERANCE BENEFITS

2.1    Severance Benefit
If an Eligible Associate’s Termination Date occurs due to the Eligible Associate’s termination by the Company or its Affiliates without Cause or due to the Eligible Associate’s resignation for Good Reason, the Eligible Associate thereby becomes a Participant. In that case, subject to any limitation imposed under applicable law and subject to the conditions in Section 3, the Participant will be entitled to the payments described in this Section 2, subject to applicable withholding and deductions and the other terms and conditions of the Plan, and provided that the Waiver and Release has become effective as of the Severance Payment Start Date. The Participant will in all cases be entitled to the payment of any unpaid base salary and accrued and unpaid vacation as of the Termination Date as required by applicable law.
2.2    Continued Base Salary
The Company shall continue the Participant’s base salary in effect as of the Termination Date for the Continuation Period, with the first payment being made on the first administratively possible payroll period occurring after the Severance Payment Start Date and continuing for the balance of the Continuation Period, payable in accordance with the normal payroll practices of the Company; provided, however, that if the payments to be made to the Participant pursuant to this Section 2.2 are not subject to Code Section 409A, payments may begin, in the sole discretion of the Plan Administrator, on any date after the date on which the Waiver and Release becomes effective and before the date that payments would otherwise have commenced pursuant to this Section 2.2 (and, in such case, the date on which such payments begin would be considered the Severance Payment Start Date for purposes of this Section 2).
2.3    Annual Cash Incentive Bonus
The Company shall pay to the Participant a cash lump sum payment in the amount of the product of (A) and (B), where (A) equals the Multiple and (B) equals the Participant’s annual cash incentive bonus payment under the Annual Incentive Plan calculated at target levels of performance for the fiscal year in which the Termination Date occurs. The cash lump sum payment shall be paid to the Participant on the first administratively possible payroll period occurring after the Severance Payment Start Date.
2.4    Earned Incentive Compensation
    The Company shall pay to the Participant any Earned Incentive Compensation, when such Earned Incentive Compensation would otherwise be payable if the Participant’s employment was not terminated (or, if later, on the first administratively possible payroll period occurring after the Severance Payment Start Date).

2.5    COBRA Amount
The Company shall pay the COBRA Amount to the Participant on the first administratively possible payroll period occurring after the Severance Payment Start Date. The Participant may use the COBRA Amount to procure group health plan coverage for the Participant and his or her eligible dependents, or for any other purpose. If the Participant desires to elect continuation coverage under COBRA, it shall be the sole responsibility of the Participant (and/or other family members who are qualified beneficiaries, as described in the COBRA election notice, and who desire COBRA continuation coverage) to timely elect COBRA continuation coverage and timely make all applicable premium payments therefore. The COBRA Amount is taxable to the Participant. Payment of the COBRA Amount shall only be made to the extent that such payment would not result in any excise taxes on the Company or any of its Affiliates for failure to comply with the nondiscrimination requirements of PPACA. If the Company is unable to pay the COBRA Amount without triggering an excise tax under PPACA, the Company and the Participant shall use reasonable efforts to provide a benefit to the Participant which represents the economic equivalent of the COBRA Amount and which does not result in an excise tax on the Company or any of its Affiliates under PPACA, which benefit shall be paid in a lump sum.
2.6    No Other Obligations
If the Eligible Associate’s Termination Date occurs as a result of termination by the Company or any of its Affiliates for Cause, or on account of the Eligible Associate’s death or Disability, or resignation for other than Good Reason, the Eligible Associate will not become a Participant and will not be entitled to any payment or benefits under the Plan. If the Eligible Associate is terminated for Cause, the Company may withhold any compensation due to the Eligible Associate as a partial offset against any damages suffered by the Company and any of its Affiliates as a result of the Eligible Associate’s actions. In addition, regardless of the reason for termination of employment, the Eligible Associate shall, upon demand by the Company, return promptly to the Company any compensation or other benefits paid, or targeted to be paid, to the Eligible Associate under the circumstances set forth in Section 3.4.
2.7    Effect on Other Benefits
    The availability, if any, of any other benefits shall be governed by the terms and conditions of the plans or agreements under which such benefits are granted. The benefits granted under this Plan are in addition to, and not in limitation of, any other benefits granted to the Participant under any policy, plan, or agreement; provided, however, that any benefits paid to the Participant under this Plan shall reduce any severance or similar benefits payable to the Participant under any benefit plan or arrangement of the Company or any of its Affiliates, including any severance plan or agreement between the Company and the Participant providing benefits upon the termination of the Participant’s employment with the Company similar to the benefits provided hereunder, which reduction shall be made strictly in accordance with Code Section 409A including the preservation of any applicable payment schedule. If severance is available under any agreement providing payments for severance to the Participant in connection with a change in control of the Company, the terms of the change in control agreement shall control and the Participant will not be entitled to severance benefits under both this Plan and the change in control agreement.

SECTION 3 - CONDITIONS TO PAYMENT

3.1    Waiver and Release
3.1.1    The benefits described in Section 2 are payable only if the Participant signs and does not revoke the Waiver and Release and if the Waiver and Release becomes effective no later than the Severance Payment Start Date. The Company will provide the Waiver and Release to the Participant promptly after the Termination Date.
3.1.2    The Participant will not be required to release: (a) any rights the Participant has under the Plan; (b) any rights that the Participant has pursuant to any other plan, program or agreement subject to ERISA; (c) any rights pursuant to any incentive or compensation plans of the Company or its Affiliates, any equity plan maintained by the Company, or any rights pursuant to any award agreements issued pursuant to any incentive or compensation plan of the Company or its Affiliates or any award agreements issued pursuant to any equity plan maintained by the Company; (d) any rights the Participant and his or her beneficiaries may have to continued medical coverage under COBRA or similar applicable state law; (e) any rights the Participant may have to indemnification under state or other law or the Certificate of Incorporation or by-laws of the Company and its Affiliates, under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Participant was a director or officer of the Company or any of its Affiliates; or (vi) any rights to make disclosures permitted under Section 3.2.2.
3.2    Protection of Confidential Information
    The benefits described in Section 2 are conditioned upon the Participant’s protection of Confidential Information, and such benefits are subject to forfeiture and clawback as described in Sections 3.4 and 4.11 if the Participant fails to protect Confidential Information:
    3.2.1    The Participant confirms that Confidential Information constitutes the exclusive property of the Company. Both during and after the Participant’s employment with the Company, the Participant shall not, except as required to fulfill the Participant’s duties to the Company, either directly or through the actions of others, retain, transfer, acquire, email, download, upload, use, sell, communicate, furnish, or disclose to any other person or entity any of the Company’s Confidential Information. This prohibition includes, without limitation: (a) using Confidential Information, directly or in concert with others, to solicit or attempt to solicit the customers or personnel of the Company; (b) emailing Confidential Information to a personal, private, or third-party email account; (c) downloading Confidential Information to a personal, private, or third-party thumb drive or other external storage device; (d) taking photographs or videos of Confidential Information for competitive purposes; or (e) saving Confidential Information to a personal, private, or third-party cloud storage account. The Participant agrees that the Participant will immediately return to the Company upon request, but in any event upon termination of employment, any physical or electronic embodiment of any Confidential Information and/or any summaries containing any Confidential Information, in whole in part, in any media. It shall be a material breach of this Plan and a failure to protect Confidential Information for the Participant to retain any of the Company’s property, including Confidential Information in physical or electronic form, after termination of the Participant’s employment with the Company.
    3.2.2    Nothing contained in Section 3.2.1 restricts or limits the Participant’s right to discuss or disclose information about unlawful acts in the workplace, at work-related events, or between Company employees or Company and the Participant, such as harassment, discrimination, retaliation, sexual assault, or any other conduct that the Participant has reason to believe is unlawful, nor does Section 3.2.1 prohibit the Participant from discussing the Participant’s employment or reporting possible violations of law or regulation with the Department of Justice, the Congress, any Inspector General, the Equal Employment Opportunity Commission, United States Department of Labor, the Occupational Safety and Health Administration, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or state or local government agency. Section 3.2.1 does not prohibit the Participant from discussing the terms and conditions of the Participant’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Section 3.2.1 does not require the Participant not to disclose or discuss conduct or the existence of a settlement involving conduct relating to a dispute: (1) involving a nonconsensual sexual act or sexual contact, as such terms are defined in 18 U.S.C. § 2246, or similar applicable tribal or state law; or (2) relating to conduct that is alleged to constitute sexual harassment under applicable federal, tribal, or state law. The Participant acknowledges and agrees that the Company has provided the Participant with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:
(1) IMMUNITY. — An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that —
(A) is made —
(i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and

(ii) solely for the purpose of reporting or investigating a suspected violation of law; or
(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.— An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—
(A) files any document containing the trade secret under seal; and
(B) does not disclose the trade secret, except pursuant to court order.
3.3    Restrictive Covenants
    The benefits described in Section 2 are conditioned upon the Participant’s compliance with the Restrictive Covenants, and such benefits are subject to forfeiture and clawback as described in Section 3.4 and 4.11 if the Participant violates any portions of such Restrictive Covenants.
3.4    Clawback/Forfeiture of Benefits
    If the Board determines (in its sole discretion but acting in good faith) that (a) the Participant has violated any portions of the Restrictive Covenants or has failed to protect Confidential Information, (b) any of the Company’s financial statements are required to be restated resulting from fraud attributable to the Participant, or (c) any amount of compensation was based upon financial results later found to be materially inaccurate, then (i) the Company may recover or refuse to pay any of the compensation or benefits that may be owed to the Participant under Section 2, and (ii) the Company may prohibit the Participant from exercising all or any options with respect to stock of the Company, or may recover all or any portion of the gain realized by the Participant from (1) such options exercised, (2) the vesting of any equity award received from the Company or (3) the sale of any equity award received from the Company, in each case in the twelve (12) month period immediately preceding any violation of the Restrictive Covenants or failure to protect Confidential Information or any restatement of financial statements, or in the periods following the date of any such violation, failure, or restatement. In addition, the Company may pursue any remedies available pursuant to any policy of recoupment of incentive compensation that may be adopted by the Board from time to time including the Company’s Recoupment Policy Related to Performance-Based Compensation, as may be amended from time to time hereafter (“Recoupment Policy”) and the Erroneously Awarded Compensation Clawback Policy, as may be amended from time to time hereafter (“Clawback Policy”). Unless otherwise provided in any such policy of recoupment, including the Recoupment

Policy or the Clawback Policy, the amount to be recovered shall be equal to the excess of the amount paid out (on a pre-tax basis) over the amount that would have been paid out had such financial results or performance metrics been fairly stated at the time the payout was made; and/or, in the case of misconduct, the Company’s Recoupment Policy or the Clawback Policy includes a material failure by the Participant to exercise his or her assigned oversight responsibilities, in violation of law or Company policy, resulting in a material financial or reputational harm to the Company, in which cases the Board may require forfeiture of any unpaid, unearned or unexercised performance-based or incentive compensation received by, or awarded to, the Participant in or with respect to the period during which the misconduct occurred, including any amounts owed under Section 2. The payment shall be made in such manner and on such terms and conditions as may be required by the Company. If the Participant fails to return such compensation promptly, the amount of such compensation may be deducted from any and all other compensation owed to the Participant by the Company or any of its Affiliates, to the extent permitted by Code Section 409A, if applicable. The Company may engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3.4. The Company may modify this Section 3.4 to the extent required by applicable law to become consistent with any applicable law whether adopted and/or amended before or after the Effective Date. This Section 3.4 shall remain in effect for the period required by applicable law. The Company shall be entitled, at its election, to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Company.

SECTION 4 - OTHER PROVISIONS

4.1    Effect of Plan
Except as described in Section 2.7 regarding change in control agreements, the Plan supersedes and replaces any and all Severance Agreements between an individual who becomes an Eligible Associate and the Company. For the avoidance of doubt, the Company’s Executive Officers and those associates party to a Severance Agreement with the Company as of the Effective Date shall become Eligible Associates and thereby covered under the Plan upon the later of (i) the Effective Date or (ii) the expiration of such individual’s current Severance Agreement.
4.2    Amendment and Termination of the Plan
The Company reserves the unilateral right to amend or terminate the Plan, in whole or in part, at any time and for any reason by action taken by the Committee. Notwithstanding the foregoing:
(i)With respect to any individual who is party to a Severance Agreement with the Company on the day before the Effective Date, the Company will not amend the Plan to reduce the amount of benefits set forth in Sections 2.2 – 2.5 for a period beginning on the date such individual becomes an Eligible Associate under the Plan, and ending on the 3rd anniversary of such date;
(ii)No such amendment or termination will materially adversely affect the rights of any Participant who has been terminated and is receiving severance benefits under the Plan as of the effective date of such amendment or termination;
(iii)No amendment that would reduce the amount of benefits set forth in Sections 2.2 – 2.5 payable to an Eligible Associate who has provided a Good Reason notice before the effective date of such amendment will apply to such Eligible Associate if he or she becomes a Participant by reason of the Good Reason event.
4.3    Successors and Assigns
The Plan will be binding on the successors of the Company and the heirs, beneficiaries, successors and personal representatives of any Eligible Associate.
4.4    No Vesting or Plan Funding
The Plan and the benefits payable under the Plan are unfunded obligations of the Company, and no Eligible Associate or Participant is vested or has any interest in specific assets of the Company with respect thereto. Any Plan benefits that become payable are unfunded obligations and shall be paid from the general assets of the Company.

4.5    Plan Administration
The Chief Human Resources Officer of the Company shall serve as the “Plan Administrator” of the Plan and the “Named Fiduciary” within the meaning of such terms as defined in ERISA. Notwithstanding the foregoing, the Company’s General Counsel and Corporate Secretary shall serve as the Plan Administrator and Named Fiduciary with respect to determinations regarding the Chief Human Resources Officer’s benefits.
The Plan Administrator shall have the discretionary authority to determine whether an Eligible Associate’s Termination Date is due to the Eligible Associate’s termination by the Company or its Affiliates without Cause or due to the Eligible Associate’s resignation for Good Reason . The Plan Administrator may, in its discretion or to the extent required by applicable law, consult with the Committee regarding the Plan Administrator’s determination. The Plan Administrator has the discretionary authority to conclusively construe the provisions of the Plan and to conclusively make all factual determinations necessary to administer the Plan. Plan benefits will only be payable if the Plan Administrator decides in its sole discretion that the benefits are payable. The Plan Administrator’s decisions are final and conclusive with respect to all issues of Plan interpretation and administration and are intended to be given the maximum deference afforded by law.
The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the provisions of the Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless knowing such information and advice to be inaccurate or unlawful.
4.6    Claims Procedure
Generally, Eligible Associates do not need to make any claim for Plan benefits. The Company will notify an Eligible Associate if he or she becomes a Participant because his or her Termination Date occurs due to the Eligible Associate’s termination by the Company or its Affiliates without Cause or due to the Eligible Associate’s resignation for Good Reason. However, if an Eligible Associate believes that he or she is entitled to Plan benefits, or a Participant believes that he or she is entitled to Plan benefits greater than those the Company pays, such Eligible Associate or Participant must file a claim for benefits with the Plan Administrator and is referred to in Sections 4.6 – 4.8 as a Claimant. The Claimant must file his or her claim within one year of his or her Termination Date. Any claim filed after the one-year period will be denied as untimely.

4.7    Initial Claim and Decision
The Claimant’s claim must be in writing, must include the facts and arguments he or she wants to have considered, and may include any documents, information or records that the Claimant believes supports the claim. If the Claimant does not provide all the necessary information for the Plan Administrator to process the claim, the Plan Administrator may request additional information and set deadlines for the Claimant to provide that information. The Plan Administrator has ninety (90) calendar days after receiving a claim to make a decision and notify the Claimant if the claim is denied in whole or in part.
The Plan Administrator may require more time to review the claim if necessary due to circumstances beyond its control. If this should happen, the Plan Administrator will notify the Claimant that its review period has been extended for one additional period of up to ninety (90) calendar days. The Plan Administrator’s written notice of extension will explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. If additional information is required, the Plan Administrator will notify the Claimant, in writing, stating the information needed and explaining why it is needed. If this extension is taken because the Claimant must furnish additional information, he or she will have at least forty-five (45) calendar days to provide the specified information. The deadline for deciding the claim will be tolled from the date on which the written notice of extension is sent to the Claimant until the date on which he or she responds to the request for additional information.
If the claim is denied in whole or in part, the Plan Administrator will furnish a written notice to the Claimant containing the following information:
a.The specific reasons for the denial;
b.Specific references to the Plan provisions on which any denial is based;
c.A description of any additional material or information that must be furnished by the Claimant to perfect the claim; and
d.An explanation of the appeal procedures of the Plan.
4.8    Appeal of Denied Claim and Decision
If the Claimant’s claim is denied in whole or in part and the Claimant wants to pursue the matter further, the Claimant must appeal the denial of the claim. The Claimant (or his or her duly authorized representative) must make a written appeal to the Plan Administrator within sixty (60) calendar days from the date the Claimant received the claim denial. The Claimant or his or her authorized representative has the right to upon request and free of charge, review or receive copies of any documents, records or other information relevant to the claim, and submit written comments, documents, records and other information relating to the Claimant’s claim in writing to the Plan Administrator.
In deciding the Claimant’s appeal, the Plan Administrator will consider all comments, documents, records and other information submitted by the Claimant relating to the claim, regardless of whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Plan Administrator to process the appeal, the Plan Administrator may request additional information and set deadlines for the Claimant to provide that information.
The Plan Administrator will decide the appeal within sixty (60) calendar days after receiving the written request for such appeal. The Plan Administrator may require more time to review the appeal if necessary due to circumstances beyond its control. If this should happen, the Plan Administrator will notify the Claimant that its review period has been extended for up to sixty (60) calendar days.
The Plan Administrator will notify the Claimant of the Plan Administrator’s decision on the appeal in writing. The notice will describe:
a.The specific reasons for the decision;
b.The specific reference to Plan provisions upon which the decision on the appeal is based;
c.A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to his or her claim; and
d.A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of his or her appeal for Plan benefits.
The Claimant must comply with and exhaust the claim and appeal procedures described above as a condition to challenging a decision of the Plan Administrator in court.
The Claimant must commence any such challenge within 180 days of receiving the written notice of the Plan Administrator’s denial of the Claimant’s claim on appeal.
4.9    Beneficiaries
If a Participant dies after severance benefits described in Sections 2.2 – 2.5 have begun but before all payments have been made then the Company will pay the remaining amount in a single lump sum payment to the Participant’s beneficiary designated under this Plan on a form provided by the Plan Administrator. In the absence of a beneficiary designation or if all beneficiaries designated predecease the Participant, the Company will pay the remaining amount to the Participant’s surviving spouse or if none, to the Participant’s estate.

An Eligible Associate may make or change his or her beneficiary designation at any time on a form that is available from the Plan Administrator. A beneficiary designation will be effective on the date the Plan Administrator receives a fully completed and signed form from the Eligible Associate. To be valid, the Plan Administrator must receive the form before the Eligible Associate’s death.
4.10    No Assignment
Severance benefits under the Plan shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such pay or benefits to be so subjected shall not be recognized, except to the extent required by law.
4.11    Cancellation of Pay and Benefits; Repayment to Company
Notwithstanding any other provisions of the Plan, if during the period a Participant receives severance benefits under the Plan, the Company becomes aware of facts that would have allowed it to terminate the Participant’s employment for Cause, or that indicate the Participant has violated the Restrictive Covenants or failed to protect Confidential Information, then, to the extent permitted by law and consistent with Section 3.4:
(a)    All severance benefits otherwise due to the Participant, but not yet paid or delivered shall be canceled; and
(b)    Upon the written request of the Company, the Participant shall repay to the Company any severance benefits the Company previously paid to the Participant within 30 days of such written request.
4.12    No Employment Rights
The Plan does not constitute a contract for employment for any specific period of time. Either the Company or the Eligible Associate is free to terminate the employment relationship at will at any time, with or without Cause, to the fullest extent permitted by law.
4.13    Governing Law; Venue
The Plan terms shall be governed by the laws of the state of Rhode Island, except to the extent preempted by ERISA or the Code. All controversies, disputes, claims, or causes of action arising under or related to the Plan must be brought in the United States District Court for the District of Rhode Island.

4.14    Code Section 409A
(a)    It is intended that (i) each payment or installment of payments provided under this Plan is a separate “payment” for purposes of Code Section 409A, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (i) on the date of the Participant’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), the Participant is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to the Participant pursuant to this Plan which constitute “deferred compensation” for purposes of Code Section 409A and are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A if provided at the time otherwise required under the Plan, then such payments shall be delayed until the date that is six (6) months after the date of the Participant’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Participant’s death. Any payments delayed pursuant to this Section 4.14 shall be made in a lump sum on the first day of the seventh month following the Participant’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Participant’s death.
(b)    Notwithstanding any other provision herein to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of “deferred compensation” (as such term is defined in Code Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Plan, references to a “separation,” “termination,” “termination date,” “termination of employment” or like terms shall mean “separation from service.
(c)    Notwithstanding any other provision herein to the contrary, in no event shall any payment under this Plan that constitutes “deferred compensation” for purposes of Code Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
(d)    Notwithstanding any other provision herein to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other similar plan or arrangement in which the Participant participates during the Participant’s employment with the

Company and/or its Affiliates or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder, then such reimbursements shall be made in accordance with Treasury Regulations 1.409A-3(i)(1)(iv) including; (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit may not be subject to liquidation or exchange for another benefit.
(e)    For the avoidance of doubt, any payment due under this Plan within a period following the Participant’s termination of employment, death, or other event, shall be made on a date during such period as determined by the Company in its sole discretion.
(f)    This Plan shall be interpreted in accordance with, and the Company and the Participant will use their best efforts to achieve timely compliance with, Code Section 409A and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Plan. By participating in the Plan, the Eligible Associate hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Code Section 409A to any tax, economic or legal consequences of any payments payable to the Eligible Associate hereunder. The Company and the Participant shall cooperate in good faith to amend any documents and to take any actions as may be necessary or appropriate to comply with Code Section 409A.
4.15    Tax Effect
The Company does not represent or guarantee that any particular federal, state or local income, payroll, personal property or other tax consequence will result from the payment of any monies and/or provision of any benefits pursuant to the Plan. An Eligible Associate should consult with professional tax advisors to determine the tax consequences associated with such payment of monies and/or provision of benefits, if any.
4.16    Severability
If any provision of the Plan is held to be unenforceable, the unenforceability of such provision will not affect the validity or enforceability of the remaining provisions, which will be enforced as if the unenforceable provision had not been included.

4.17    ERISA Rights
Eligible Associates are entitled to certain rights and protections under ERISA. ERISA provides that Eligible Associates will be entitled to:
(a)    Examine without charge at the Plan Administrator’s office (and at other specified locations) all plan documents and copies of all documents filed by the Plan Administrator with the U.S. Department of Labor, such as detailed annual reports and plan descriptions, as applicable; and
(b)    Obtain copies of all plan documents and other information about the Plan upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.
In addition to creating rights for Eligible Associates, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of all Eligible Associates. No one, including the Company or any other person, may fire an Eligible Associate or otherwise discriminate against an Eligible Associate in any way to prevent him or her from obtaining a benefit or exercising his or her rights under ERISA. If a Claimant’s claim for plan benefits is denied, the Claimant must receive a written explanation of the reason for the denial. The Claimant has the right to have the Plan Administrator review and reconsider his or her claim.
Under ERISA, there are steps an Eligible Associate can take to enforce the above rights. For instance, if an Eligible Associate requests materials from the Plan Administrator and does not receive them within thirty (30) calendar days, the Eligible Associate may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay the Eligible Associate up to $110 per day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Claimant has a claim for benefits which is denied or ignored and the Claimant exhausts the claims and appeals procedure, he or she may file suit in a state or federal court.
If fiduciaries of the Plan misuse money belonging to the Plan (if any), or if an Eligible Associate is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor or may file suit in federal court. The court will decide who should pay court costs and legal fees. If the Eligible Associate is successful, the court may order the person the Eligible Associate sued to pay these costs and fees. If the Eligible Associate loses, the court may order him or her to pay these costs and fees, for instance, if it finds his or her claim to be frivolous.
If an Eligible Associate has any questions about the Plan, he or she should contact the Plan Administrator. If an Eligible Associate has questions about this statement or about his or her rights under ERISA, or if he or she needs assistance in obtaining documents from the Plan Administrator, the Eligible Associate should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington D.C. 20210. An Eligible Associate may also obtain certain publications about rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
4.18    General Information about the Plan

Plan Name	United Natural Foods, Inc. Executive Severance Plan
Type of Plan	Unfunded severance pay plan maintained for a select group of management or highly compensated employees that is intended to satisfy the alternative reporting method of DOL Reg. § 2520.104-24
Plan Year	January 1 – December 31
Plan Sponsor	United Natural Foods, Inc. 15 Park Row W., Suite 302 Providence, RI 02903
Plan Sponsor’s Employer Identification Number	05-0376157
Plan Administrator	United Natural Foods, Inc. Attn: Chief Human Resources Officer 15 Park Row W., Suite 302 Providence, RI 02903
Agent for Service of Legal Process	CT Corporation 1209 Orange Street Wilmington, DE 19801

EXHIBIT A
FORM OF WAIVER AND RELEASE

In consideration for the benefits to be provided to me under the terms of the United Natural Foods, Inc. Executive Severance Plan, I hereby acknowledge, understand and agree under this Waiver and Release Agreement (the “Release”) to the following:
1.    General Release. In consideration of the foregoing, including, without limitation, payment to me of the determined amounts under the Agreement, I unconditionally release the United Natural Foods, Inc. (the “Company”) and all of its partners, affiliates, parents, predecessors, successors and assigns, and their respective officers, directors, trustees, employees, agents, administrators, representatives, attorneys, insurers or fiduciaries, past, present or future (collectively, the “Released Parties”) from any and all administrative claims, actions, suits, debts, demands, damages, claims, judgments, or liabilities of any nature, including costs and attorneys’ fees, whether known or unknown, including, but not limited to, all claims arising out of my employment with or separation from the Company and (by way of example only) any claims for bonus, severance, or other benefits apart from the benefits set forth in the Plan; claims for breach of contract, wrongful discharge, tort claims (e.g., infliction of emotional distress, defamation, negligence, privacy, fraud, misrepresentation); claims under federal, state and local wage and hour laws and wage payment laws; claims for reimbursements; claims for commissions; or claims under the following, in each case, as amended: 1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); 2) 42 U.S.C. § 1981 (discrimination); 3) the Equal Pay Act of 1963, 29 U.S.C. § 206(d) (1) (equal pay); 4) Executive Order 11246 (race, color, religion, sex and national origin discrimination); 5) Age Discrimination in Employment Act and Executive Order 11,141 (age discrimination); (6) the Americans with Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 12101, et seq.; 7) the Family and Medical Leave Act; 8) the Immigration Reform and Control Act; 9) the Sarbanes-Oxley Act; 10) the Dodd-Frank Wall Street and Consumer Protection Act; 11) the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; 12) the Vietnam Era Veterans Readjustment Assistance Act; 13) §§ 503-504 of the Rehabilitation Act of 1973 (handicap discrimination); and 14) [applicable state employment laws] and all other state, federal, or local laws, statutes, regulations, common laws or claims at equity, relating to conduct or events occurring prior to the date of this Release.
2.    General Release Exclusions. This Release shall not extend to or include the following: (a) any rights or obligations under applicable law which cannot be waived or released pursuant to an agreement, such as the right to file a charge with or participate in an investigation or proceeding by any governmental, law enforcement, or regulatory authority, such as the Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, and the U.S. Department of Justice, that concerns suspected violations of law (although I waive any right to monetary recovery should any agency pursue any claims on my behalf, except this Agreement does not impact my ability to receive and retain an award from a government-administered whistleblower award program for providing information directly to a government agency; (b) any rights or claims that arise after the date of this Release; (c) any rights I have under the Plan; (d) any rights I have pursuant to any plan, program or agreement subject to the Employee Retirement Security Act of 1974, as amended (“ERISA”); (e) any rights pursuant to any incentive or compensation plans of the Company or its affiliates, any equity plan maintained by the Company or any rights pursuant to any award agreements issued pursuant to any incentive or compensation plan of the Company or any equity plan maintained by the Company; (f) any rights I or my beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Code, ERISA or applicable state law; (v) any rights I may have to indemnification under state or other law or the Certificate of Incorporation or by-laws of the Company and its affiliated companies, under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when I was a director or officer of the Company or any affiliated company; or (vi) any rights to make disclosures permitted under Section 3.2.2 of the Plan. I represent and warrant that, as of the Effective Date (as defined below) of this Release, I have not assigned or transferred any claims of any nature that I would otherwise have against the Company, its successors or assigns. I further agree to waive my rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.
3.    Intent of Release; Covenant Not to Sue. I intend this Release to be binding on my successors, and I specifically agree not to file or continue any claim in respect of matters covered by this Release. I further agree never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company arising from or relating to my employment with or my termination of employment from the Company and/or any other occurrences to the date of this Release, other than a claim challenging the validity of this Release under the ADEA. As described in Sections 2, 4 and 5 of this Release and Section 3.2.2 of the Plan, nothing in this Section 3 interferes with my right to bring or sustain a whistleblowing claim, receive an incentive from the U.S. Securities and Exchange Commission related to such whistleblower claim, and I further affirm nothing (including, without limitation, any action, statement or suggestion by the Company) has impeded my rights to do so.

4.    Whistleblowing. I agree that (i) no one interfered with my ability to report within the Company possible violations of any law, and (ii) it was the Company’s policy throughout my period of employment to encourage such reporting.
5.    Non-disparagement. I agree to refrain from all conduct, verbal or otherwise (including but not limited to postings on the internet and/or on any social media outlet of any kind) that disparages or damages or could disparage or disparage the reputation, goodwill, or standing in the community of the Company, its past or current parents or subsidiaries, or any of its or their past or present officers, directors, or employees. Notwithstanding the foregoing, nothing in this Release shall prohibit or limit me from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the U.S. Securities and Exchange Commission, the U.S. Department of Justice, or any other governmental, law enforcement, or regulatory authority, regarding this Release and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that I am not required to advise or seek permission from the Company before engaging in any such activity. Furthermore, no provision of this Release, including but not limited to this Section, prohibits me from making any statement regarding the terms or conditions of my employment or engaging in any activity protected by the National Labor Relations Act.
6    Acknowledgments. I further acknowledge and agree that:
A.My waiver of rights under this Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);
B.I understand the terms of this Release;
C.The consideration offered by the Company under the Plan in exchange for the signing of this Release represents consideration over and above that to which I would otherwise be entitled, and that the consideration would not have been provided had I not agreed to sign this Release and do not sign this Release;
D.The Company is hereby advising me in writing to consult with an attorney prior to executing this Release;
E.The Company is giving me a period of twenty-one (21) days within which to consider this Release;
F.Following my execution of this Release, I have seven (7) days in which to revoke this Release by written notice. An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective;
G.This entire Release shall be void and of no force and effect if I choose to so revoke, and if I choose not to so revoke this Release shall then become effective and enforceable.

This Section does not waive rights or claims that may arise under the ADEA after the date I sign this Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 3 does not apply to claims under the ADEA that challenge the validity of this Release.
7.    Revocation. To revoke this Release, I must send a written statement of revocation to:
United Natural Foods, Inc.
15 Park Row West, Suite 302
Providence, RI 029083
Attn: General Counsel

The revocation must be received no later than 5:00 p.m. on the seventh day following my execution of this Release. If I do not revoke, the eighth day following my acceptance will be the “Effective Date” of this Release.
I acknowledge that I remain bound by, and reaffirm my intention to comply with, continuing obligations under any agreements between myself and the Company, as presently in effect, including, but not limited to, my post-employment obligations set forth in Exhibit B to the Plan
BY SIGNING THIS RELEASE, I ACKNOWLEDGE THAT: I HAVE READ THIS RELEASE AND UNDERSTAND ITS TERMS; I HAVE HAD THE OPPORTUNITY TO REVIEW THIS RELEASE WITH LEGAL OR OTHER PERSONAL ADVISORS OF MY OWN CHOICE; I UNDERSTAND THAT BY SIGNING THIS RELEASE I AM RELEASING THE RELEASED PARTIES OF ALL CLAIMS AGAINST THEM; I HAVE BEEN GIVEN TWENTY-ONE DAYS TO CONSIDER THE TERMS AND EFFECT OF THIS RELEASE AND I VOLUNTARILY AGREE TO ITS TERMS.

SIGNED this _______ day of ________, 20___.